Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-60530 and Form S-3, No. 3-44164) pertaining to the 1992 Incentive Stock Option Plan and the Dividend Reinvestment Plan of S&T Bancorp, Inc. and subsidiaries, respectively, and the related Prospectuses of our report dated January 16, 1998, with respect to the consolidated financial statements of S&T Bancorp, Inc. and subsidiaries incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1997.



/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 23, 1998